Exhibit 99.1

Investors Contact: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media Contact: John Christiansen/David Isaacs Sard Verbinnen & Co +1 (415) 618-8750 jchristiansen@sardverb.com/disaacs@sardverb.com

QUALYS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

2015 Revenue Growth of 23% to $164.3 Million

2015 GAAP EPS: Fourth Quarter $0.14, Full Year $0.42

2015 Non-GAAP EPS: Fourth Quarter $0.21, Full Year $0.70

2015 Cash Flow From Operations Increased 59% to $66.0 Million

2015 Free Cash Flow Increased 67% to $45.8 Million

REDWOOD CITY, CA – February 8, 2016 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud-based security and compliance solutions, today announced financial results for the fourth quarter and full year ended December 31, 2015. For the quarter, the Company reported record revenues of $44.4 million, GAAP net income of $5.4 million, non-GAAP net income of $7.8 million, adjusted EBITDA of $16.4 million, GAAP earnings per diluted share of $0.14 and non-GAAP earnings per diluted share of $0.21. For the full year ended December 31, 2015, the Company reported record revenues of $164.3 million, GAAP net income of $15.9 million, non-GAAP net income of $26.7 million, adjusted EBITDA of $56.7 million, GAAP earnings per diluted share of $0.42 and non-GAAP earnings per diluted share of $0.70.

Philippe Courtot, Chairman, President and Chief Executive Officer of Qualys, said, “We are very pleased with our results for both the fourth quarter and full year 2015. During the year, we grew our customer base by approximately 1,100 to over 8,800 worldwide and expanded our cloud security platform with new offerings, including our revolutionary Cloud Agent technology, which many of our customers have already adopted. We also continued expanding our partnerships and distribution relationships with managed security service providers, global consulting organizations and outsourcing providers, leveraging either our shared or private cloud platforms to enable them to offer Qualys’ fully integrated suite of security and compliance solutions to their global clients. We are proud to have built one of the best business models in the industry and an impressive, large and loyal customer base and are looking forward to delivering additional ground-breaking new services and accelerated adoption of our Cloud Agent Platform in 2016.”

Fourth Quarter 2015 Financial Highlights

Revenues: Revenues for the fourth quarter of 2015 increased by 22% to $44.4 million compared to $36.6 million for the same quarter in 2014. Revenue growth was driven by a combination of sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Deferred Revenues: Current deferred revenues increased by 21% to $98.0 million at December 31, 2015 compared to $81.1 million at December 31, 2014. Total deferred revenues increased by 23% to $112.6 million at December 31, 2015 compared to $91.2 million at December 31, 2014.

Gross Profit: GAAP gross profit for the fourth quarter of 2015 increased by 22% to $35.4 million compared to $29.1 million for the same quarter in 2014. GAAP gross margin percentage was 80% for the fourth quarter of 2015 compared to 79% in the prior year’s fourth quarter. Non-GAAP gross profit increased by 22% to $35.7 million compared to $29.3 million in the same quarter in 2014. Non-GAAP gross margin percentage was 80% for both fourth quarter periods in 2015 and 2014.

Operating Income: GAAP operating income for the fourth quarter of 2015 was $7.7 million compared to $4.2 million in the same quarter in 2014. Non-GAAP operating income for the fourth quarter of 2015 was $12.5 million compared to $7.7 million in the same quarter in 2014.

Net Income: GAAP net income for the fourth quarter of 2015 was $5.4 million, or $0.14 per diluted share, compared to $25.9 million, or $0.69 per diluted share, for the same quarter in 2014, which included $23.7 million, or $0.63 per diluted share related to the recognition of U.S. Federal and certain state deferred tax assets in the fourth quarter of 2014. Non-GAAP net income for the fourth quarter of 2015 was $7.8 million, or $0.21 per diluted share, compared to non-GAAP net income of $5.6 million, or $0.15 per diluted share, for the same quarter in 2014.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter of 2015 increased by 53% to $16.4 million compared to $10.7 million for the same quarter in 2014. As a percentage of revenues, adjusted EBITDA increased to 37% for the fourth quarter of 2015 compared to 29% for the same quarter in 2014.

Full Year 2015 Financial Highlights

Revenues: Revenues for 2015 increased by 23% to $164.3 million compared to $133.6 million for 2014. Revenue growth was driven by a combination of sales of subscriptions to new customers, as well as subscription renewals and upsells of subscriptions to existing customers.

Gross Profit: Gross profit for 2015 increased by 25% to $130.4 million compared to $104.6 million for 2014. GAAP gross margin was 79% for 2015 compared to 78% for 2014. Non-GAAP gross profit for 2015 increased by 25% to $131.6 million compared to $105.4 million for 2014. Non-GAAP gross margin was 80% for 2015 compared to 79% for 2014.

Operating Income: GAAP operating income for 2015 increased by 168% to $24.8 million compared to $9.2 million for 2014. Non-GAAP operating income for 2015 increased by 114% to $42.3 million compared to $19.8 million for 2014.

Net Income: GAAP net income for 2015 was $15.9 million, or $0.42 per diluted share, compared to $30.2 million, or $0.81 per diluted share, for 2014, which included $23.7 million, or $0.64 per diluted share related to the recognition of U.S. Federal and certain state deferred tax assets in 2014. Non-GAAP net income for 2015 was $26.7 million, or $0.70 per diluted share, compared to $17.1 million, or $0.46 per diluted share, for 2014.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for 2015 increased by 79% to $56.7 million compared to $31.7 million for 2014. As a percentage of revenues, adjusted EBITDA increased to 34% for 2015 compared to 24% for 2014.

Cash Flows: The Company generated $66.0 million in net cash from operations in 2015 compared to $41.4 million in 2014. The Company generated $45.8 million in free cash flow (a non-GAAP financial measure) in 2015 compared to $27.4 million in the prior year. Qualys defines free cash flows as cash provided by operating activities less purchases of property and equipment and capitalized software development costs.

Fourth Quarter 2015 Business Highlights

Customers:

•	New customers included: Biogen, Boyd Gaming, Capital Group, Chicago Bridge & Iron, CNO Financial Group, Cotiviti, Delphi, Dentons, Discovery Communications, HCA Healthcare, Herbalife, Hindustan Unilever, Jive Software, Kingfisher, National Financial Partners, Norfolk Southern and University Hospitals Health System.

New Services:

•	Released Qualys Cloud Agents to general availability on Windows and in beta on Linux and Mac OS.

•	Introduced AssetView, a revolutionary inventory service with ElasticSearch backend that allows customers to see and search, in seconds, across millions of assets.

•	Launched major technology integrations with Splunk and ServiceNow:

•	Splunk Integration allows customers to perform security analytics and reporting within Splunk by correlating data from Qualys with other security incidents.

•	ServiceNow Integration allows customers to synchronize their CMDB with asset information from Qualys scans.

•	Released multiple platform and product enhancements spanning Qualys’ entire suite of services, including Vulnerability Management, Policy Compliance, Security Assessment Questionnaire, Web Application Scanning and Malware Detection.

Partnerships:

•	Expanded partnerships with multiple security service providers including AT&T, EIQ Network, Optiv, Solutionary and others.

Financial Performance Outlook

First Quarter 2016 Guidance: Management expects revenues to be in the range of $44.7 million to $45.4 million. At the midpoint, this represents 20% growth over first quarter 2015 revenues. GAAP net income per diluted share is expected to be in the range of $0.06 to $0.08, which assumes an effective income tax rate of 37%, and non-GAAP net income per diluted share is expected to be in the range of $0.14 to $0.16, which assumes an effective non-GAAP income tax rate of 36%. First quarter 2016 EPS estimates are based on approximately 38.4 million weighted average diluted shares outstanding for the quarter.

Full Year 2016 Guidance: Management expects revenues to be in the range of $195.6 million to $198.6 million. At the midpoint, this represents 20% growth over 2015 full year revenues. GAAP net income per diluted share is expected to be in the range of $0.36 to $0.41, which assumes an effective income tax rate of 37%. Non-GAAP net income per diluted share is expected to be in the range of $0.74 to $0.79, which assumes an effective non-GAAP income tax rate of 36%. Full year 2016 EPS estimates are based on approximately 38.9 million weighted average diluted shares outstanding.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its fourth quarter and full year 2015 financial results today at 1:30 p.m. PST (4:30 p.m. EST). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #22358876. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud security and compliance solutions with over 8,800 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, NTT, Optiv, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: the growth of our business, including renewals, adoption of our existing solutions and our new offerings to both existing and new customers; the capabilities of our platform; our strategy and our business model, the scalability of our strategy, and ability to execute such strategy; our guidance for revenues, GAAP EPS and non-GAAP EPS for the first quarter and full year 2016, and our expectations for the number of weighted average diluted shares outstanding and effective income tax rate for the first quarter and full year 2016. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; the ability of our platform and solutions to perform as intended; customer acceptance and purchase of our existing solutions and new solutions; real or perceived defects, errors or vulnerabilities in our products or services; our ability to retain existing customers and generate new customers; the budgeting cycles, seasonal buying patterns and length of our sales cycle; our ability to manage costs as we increase our customer base and the number of our platform solutions; the market for cloud solutions for IT security and compliance not increasing at the rate we expect; competition from other products and services; fluctuations in currency exchange rates, unexpected fluctuations in our effective tax rate on a GAAP and non-GAAP basis, our ability to effectively manage our rapid growth and our ability to anticipate future market needs and opportunities; any unanticipated accounting charges; and general market, political, economic and business conditions in the United States as well as globally. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 5, 2015. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors operating measures of non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, adjusted EBITDA and free cash flow to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP operating metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA. Furthermore, Qualys uses these operating measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys monitors free cash flow as a liquidity measure to provide useful information to management and investors about the amount of cash generated by the Company that, after the acquisition of property and equipment and capitalized software development costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, adjusted EBITDA and free cash flow provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

Beginning in 2015, due to the recognition of deferred tax assets in 2014 and in order to provide a more complete picture of recurring core operating business results, the Company’s non-GAAP net income and non-GAAP net income per diluted share include tax adjustments required to achieve the effective tax rate on a non-GAAP basis, which could differ from the GAAP effective tax rate. The Company believes the non-GAAP effective tax rate, which is 36% in 2016, is a reasonable estimate under its global operating structure. The Company intends to re-evaluate the non-GAAP effective tax rate on an annual basis. However, it may adjust this rate during the year to take into account events or trends that it believes materially impact the estimated annual rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, significant changes resulting from tax legislation, material changes in geographic mix of revenues and expenses and other significant events.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$44,445	$36,573	$164,284	$133,579
Cost of revenues (1)	9,002	7,521	33,885	28,963

Gross profit	35,443	29,052	130,399	104,616
Operating expenses:
Research and development (1)	7,532	7,015	29,451	26,320
Sales and marketing (1)	13,068	11,938	49,569	48,049
General and administrative (1)	7,147	5,888	26,573	21,000

Total operating expenses	27,747	24,841	105,593	95,369

Income from operations	7,696	4,211	24,806	9,247
Other income (expense), net:
Interest expense	(2)	—	(6)	(9)
Interest income	184	87	570	452
Other expense, net	(365)	(655)	(850)	(1,077)

Total other expense, net	(183)	(568)	(286)	(634)

Income before income taxes	7,513	3,643	24,520	8,613
Provision for (benefit from) income taxes	2,089	(22,270)	8,655	(21,631)

Net income	$5,424	$25,913	$15,865	$30,244

Net income per share:
Basic	$0.16	$0.77	$0.47	$0.92

Diluted	$0.14	$0.69	$0.42	$0.81

Weighted average shares used in computing net income per share:
Basic	34,294	33,449	34,050	32,979

Diluted	38,146	37,630	38,184	37,170

(1) Includes stock-based compensation as follows:

Cost of revenues	$245	$275	$1,250	$757
Research and development	1,352	919	4,936	2,470
Sales and marketing	1,061	555	3,867	2,407
General and administrative	2,158	1,700	7,441	4,915

Total stock-based compensation	$4,816	$3,449	$17,494	$10,549

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$5,424	$25,913	$15,865	$30,244
Available-for-sale investments:
Change in net unrealized gain (loss) on investments, net of tax	(238)	(7)	(202)	—
Less reclassification adjustment for net realized gain (loss) included in net income	(10)	18	(19)	(28)

Other comprehensive income (loss), net	(248)	11	(221)	(28)

Comprehensive income	$5,176	$25,924	$15,644	$30,216

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$91,698	$76,504
Short-term investments	87,268	50,714
Accounts receivable, net	42,325	32,993
Prepaid expenses and other current assets	7,945	6,528

Total current assets	229,236	166,739
Long-term investments	43,277	39,448
Property and equipment, net	31,329	26,618
Deferred tax assets, net	16,079	22,639
Intangible assets, net	1,360	2,001
Goodwill	317	317
Other noncurrent assets	1,916	2,262

Total assets	$323,514	$260,024

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,368	$5,661
Accrued liabilities	11,786	10,353
Deferred revenues, current	98,025	81,147

Total current liabilities	112,179	97,161
Deferred revenues, noncurrent	14,564	10,064
Other noncurrent liabilities	1,205	972

Total liabilities	127,948	108,197
Stockholders’ equity:
Common stock	34	34
Additional paid-in capital	223,228	195,133
Accumulated other comprehensive income (loss)	(211)	10
Accumulated deficit	(27,485)	(43,350)

Total stockholders’ equity	195,566	151,827

Total liabilities and stockholders’ equity	$323,514	$260,024

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$15,865	$30,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14,360	11,897
Bad debt expense	851	470
Loss on disposal of property and equipment	5	324
Stock-based compensation	17,494	10,549
Amortization of premiums and accretion of discounts on investments	594	565
Excess tax benefits from stock-based compensation	(487)	(259)
Impairment of intangible assets	255	—
Deferred income taxes	6,564	(22,599)
Changes in operating assets and liabilities:
Accounts receivable	(10,183)	(4,882)
Prepaid expenses and other assets	(1,011)	(3,456)
Accounts payable	(3,293)	2,332
Accrued liabilities	3,339	1,622
Deferred revenues	21,378	14,817
Other noncurrent liabilities	229	(201)

Net cash provided by operating activities	65,960	41,423

Cash flows from investing activities:
Purchases of investments	(146,707)	(157,660)
Sales and maturities of investments	105,509	157,339
Purchases of property and equipment	(20,051)	(13,914)
Capitalized software development costs	(99)	(98)

Net cash used in investing activities	(61,348)	(14,333)

Cash flows from financing activities:
Proceeds from exercise of stock options	10,095	7,639
Excess tax benefits from stock-based compensation	487	259
Principal payments under capital lease obligations	—	(805)

Net cash provided by financing activities	10,582	7,093

Effect of exchange rate changes on cash and cash equivalents	—	(48)

Net increase in cash and cash equivalents	15,194	34,135
Cash and cash equivalents at beginning of period	76,504	42,369

Cash and cash equivalents at end of period	$91,698	$76,504

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$5,424	$25,913	$15,865	$30,244
Depreciation and amortization of property and equipment	3,843	2,972	13,974	11,504
Amortization of intangible assets	93	99	386	393
Interest expense	2	—	6	9
Provision for (benefit from) income taxes	2,089	(22,270)	8,655	(21,631)

EBITDA	11,451	6,714	38,886	20,519
Stock-based compensation	4,816	3,449	17,494	10,549
Other expense, net	181	568	280	625

Adjusted EBITDA	$16,448	$10,731	$56,660	$31,693

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
GAAP gross profit	$35,443	$29,052	$130,399	$104,616
Plus:
Stock-based compensation expense	245	275	1,250	757

Non-GAAP gross profit	$35,688	$29,327	$131,649	$105,373

GAAP income from operations	$7,696	$4,211	$24,806	$9,247
Plus:
Stock-based compensation expense	4,816	3,449	17,494	10,549

Non-GAAP income from operations	$12,512	$7,660	$42,300	$19,796

GAAP net income	$5,424	$25,913	$15,865	$30,244
Plus:
Stock-based compensation expense	4,816	3,449	17,494	10,549
Tax adjustments	(2,399)	(23,741)	(6,638)	(23,741)

Non-GAAP net income	$7,841	$5,621	$26,721	$17,052

Non-GAAP net income per share:
Basic	$0.23	$0.17	$0.78	$0.52

Diluted	$0.21	$0.15	$0.70	$0.46

Weighted average shares used in computing non-GAAP net income per share :
Basic	34,294	33,449	34,050	32,979

Diluted	38,146	37,630	38,184	37,170

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FREE CASH FLOWS

(Unaudited)

(in thousands, except per share data)

	Year Ended December 31,
	2015	2014
GAAP cash flows provided by operating activities	$65,960	$41,423
Less:
Purchases of property and equipment	(20,051)	(13,914)
Capitalized software development costs	(99)	(98)

Non-GAAP free cash flows	$45,810	$27,411